EXHIBIT 4.342
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 1 FEBRUARY 2011
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L
AS DESIGNATED COMPANY
IN FAVOUR OF
THE BANK OF NEW YORK MELLON
AS THE COLLATERAL AGENT

SECURITY ASSIGNMENT OF CONTRACTUAL
RIGHTS UNDER A SPECIFIC CONTRACT

THIS AGREEMENT is made by way of deed on 1 February 2011
BETWEEN:
(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L a société à responsabiliteé limitée incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann, L—5365 Munsbach, Grand-Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under number B128.135 and having a share capital of EUR 404,969,325 (the “Designated Company”);

(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”).
RECITALS:
(A)	Further to the Credit Agreement (as defined below) certain lenders and financial institutions have made available to the borrowers therein certain facilities (the “Facilities”) on the terms set out in the Credit Agreement.

(B)	Further to the 2009 Senior Secured Notes Indenture (as defined below), the 2009 Issuers (as defined below) have issued certain notes (the “2009 Notes”).

(C)	Further to the 2010 Senior Secured Notes Indenture (as defined below), the 2010 Issuers (as defined below) have issued certain notes (the “2010 Notes”).

(D)	Further to the February 2011 Senior Secured Notes Indenture (as defined below), the February 2011 Issuers (as defined below) have issued certain notes (the “February 2011 Notes”).

(E)	Reynolds Consumer Products (Luxembourg) S.àr.l. (“RCP Lux”) previously provided security in respect of the Facilities, the 2009 Notes and the 2010 Notes by way of a security assignment agreement dated 10 March 2010 (as subsequently amended) (the “RCP Security Assignment”).

(F)	Closure Systems International (Luxembourg) S.àr.l (“CSI Lux”) previously provided security in respect of the Facilities, the 2009 Notes and the 2010 Notes by way of a security assignment agreement dated 10 March 2010 (as subsequently amended) (the “CSI Security Assignment”).

(G)	Pursuant to a merger effective as of 21 December 2010, the Designated Company has absorbed RCP Lux and CSI Lux (the “Merger”). As a result of the Merger, all the rights, obligations and liabilities of RCP Lux and CSI Lux under the RCP Security Assignment and the CSI Security Assignment were transferred to the Designated Company by way of universal succession in accordance with article 259 of the Luxembourg law dated 10 August 1915 as amended.

(H)	Pursuant to a deed of release dated 1 February 2011 the Collateral Agent released, reassigned, retransferred and cancelled all rights and property assigned to it under the RCP Security Assignment (the “RCP Deed of Release”).

(I)	Pursuant to a deed of release dated 1 February 2011 the Collateral Agent released, reassigned, retransferred and cancelled all rights and property assigned to it under the CSI Security Assignment (the “CSI Deed of Release”).

(J)	The Designated Company now intends to provide additional security in respect of the Facilities, the 2009 Notes, the 2010 Notes and the February 2011 Notes by providing security over the property previously subject to security under the RCP Security Assignment and the CSI Security Assignment.

(K)	The Designated Company may, from time to time, make advances to one or more of the Borrowers (as defined below) under the Contract (as defined below).

(L)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(M)	The Collateral Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“2009 Issuers” means the “Issuers” under, and as defined in, the 2009 Senior Secured Notes Indenture, including their successors in interest.
“2009 Senior Secured Notes Indenture” means the indenture dated 5 November 2009, and entered into between, among others, the 2009 Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
“2010 Issuers” means the “Issuers” under, and as defined in, the 2010 Senior Secured Notes Indenture, including their successors in interest.
“2010 Senior Secured Notes Indenture” means the indenture dated 15 October 2010, and entered into between, among others, the 2010 Issuers, the Senior Secured Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
“Additional Agreement” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the 2009 Senior Secured Notes Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Assigned Property” means the rights and property expressed to be assigned in Clause 3 (Assignment).
“Borrower” means each of the Companies (defined below) designated as a borrower under the Contract and which has borrowed a loan amount from the Designated Company under the Contract (as defined below) (each a “Borrower” and together the “Borrowers”).
“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York and London.
“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law.
“Company” means each of the members of the Group that are parties to the Contract (each a “Company” and together the “Companies”).
“Contract” means the global loan agreement dated 5 November 2009 between, among others, the Companies as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010 and 30 September 2010 and as amended and restated on or about the date of this Agreement and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 12.8 (Delegation) of this Agreement.

“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“February 2011 Issuers” means the “Issuers” under, and as defined in, the February 2011 Senior Secured Notes Indenture, including their successors in interest.
“February 2011 Senior Secured Notes Indenture” means the indenture dated 1 February 2011 between, among others, the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended by an amendment agreement dated 21 January 2010 and as further amended, novated, supplemented, restated or modified from time to time.
“Group” means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement.
“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Notice of Assignment” means a notice of assignment substantially in the form of Schedule 1 (Form of Notice of Assignment).
“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Assigned Property and that term will include any appointee made under a joint and/or several appointment.
“Secured Liabilities” means, with respect to the Designated Company, all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting in an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.
1.2	Terms defined in First Lien Intercreditor Agreement
Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.
1.3	Construction
(a)	The rules of interpretation contained in the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement.

(b)	Any reference to the “Collateral Agent”, a “Borrower”, the “Designated Company” or the “Secured Parties” or any other person shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.

(c)	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.4	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy any benefit of any term of this Agreement.

2.	COVENANT TO PAY
The Designated Company covenants with the Collateral Agent that it shall discharge its obligations in respect of the Secured Liabilities on their due date in accordance with their respective terms.
3.	ASSIGNMENT

3.1	Assignment

The Designated Company assigns absolutely and with full title guarantee to the Collateral Agent as security for the payment and discharge of the Secured Liabilities all of its rights, title and interest, present and future, in, under and to the Contract including, without limitation, all present and future claims, causes of action, payments and proceeds in respect thereof.

3.2	Collateral Agent Assumes No Obligations

The Collateral Agent shall not be under any obligation in relation to the Assigned Property or the Contract as a consequence of this Agreement and the Designated Company shall at all times remain liable to perform all obligations expressed to be assumed by it in respect of the Assigned Property and the Contract.

3.3	Release

The security constituted by this Agreement shall be released, reassigned and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Designated Company, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Designated Company or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under English law).
4.	DELIVERABLES

The Designated Company shall deliver or cause to be delivered to the Collateral Agent on the date hereof a Notice of Assignment in respect of the Contract duly executed by or on behalf of the Designated Company and acknowledged by the Loan Parties’ Agent on behalf of each of the Companies.

5.	DEALING WITH ASSIGNED PROPERTY

Notwithstanding any other provision of this Agreement, the Designated Company shall be permitted to deal with the Assigned Property relating to it in any manner and to exercise all of its rights and benefits under and in respect of such Assigned Property (including, but not limited to, the sale, disposal, transfer, assignment, set off or forgiveness of the whole or any part of such Assigned Property if permitted by the Principal Finance Documents) freely and without restriction in accordance with the terms and conditions of the Principal Finance Documents, unless an Enforcement Event has occurred and is continuing.
6.	REPRESENTATION

The Designated Company represents that it has not registered any “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies in England and Wales or, if it has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.

7.	FURTHER ADVANCES
(a)	Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation shall be deemed to be incorporated into this Agreement as if set out in this Agreement.

(b)	(i) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
(ii) Subject to the terms of the Loan Documents, each 2010 Issuer many issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
(iii) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
8.	DESIGNATED COMPANY’S UNDERTAKINGS

8.1	Undertakings
(a)	Contract in force

The Designated Company shall ensure that the Contract, as long as it continues to subsist, is in full force and effect and enforceable in accordance with its terms and, at the date hereof, it is not in breach of any term or condition of the Contract and that, unless otherwise permitted by the Principal Finance Documents, there are no restrictions on its ability to assign the Assigned Property pursuant to this

Agreement, whether contained in the Contract or in any other document, which would materially and adversely affect the validity or enforceability of this Agreement.
(b)	Negative pledge

Unless permitted by this Agreement or the Principal Finance Documents, the Designated Company will not create or permit to subsist any security interest on any part of the Assigned Property, in each case without the consent of the Collateral Agent (acting on the instructions of the Applicable Representative).

(c)	Disposals

The Designated Company shall not, whilst an Enforcement Event has occurred which is continuing, enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, transfer or otherwise dispose of the whole or any part of the Assigned Property or otherwise deal with any part of the Assigned Property.

(d)	Not Jeopardise

Unless otherwise permitted by the Principal Finance Documents or this Agreement, the Designated Company shall not do or permit to be done any act or thing which would materially and adversely affect the validity and enforceability of this Agreement.

(e)	No variation

The Designated Company shall not, whilst an Enforcement Event has occurred which is continuing, vary, rescind or amend the Contract except with the prior written consent of the Collateral Agent (acting on the instructions of the Applicable Representative).
9.	FURTHER ASSURANCE

9.1	Covenant for Further Assurance

Subject to the Agreed Security Principles, the Designated Company will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s) or Delegate) for the purposes of (a) exercising the Collateral Rights or perfecting the Lien created or intended to be created in respect of the Assigned Property (which may include the execution by the Designated Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Assigned Property) or for the exercise of the Collateral Rights and/or (b) to facilitate the realisation of the Assigned Property in each case in accordance with the rights vested in it under this Agreement.

9.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Designated Company to comply with its obligations under Clause 9.1 (Covenant for Further Assurance):
(a)	the Designated Company has the right to take such action in respect of the Assigned Property; and

(b)	the Designated Company will at its own cost do all that it reasonably can to give the Collateral Agent or its nominee or Delegate the title and/or rights that it purports to give.
10.	POWER OF ATTORNEY

10.1	Appointment and Powers

The Designated Company by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Designated Company by this Agreement or any other agreement binding on the Designated Company to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Assigned Property);

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights in respect of the Designated Company; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law in respect of the Designated Company, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Designated Company under this Clause 10.1 if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Designated Company that the Designated Company has failed to comply with a further assurance or perfection obligation within 10 Business Days of the Designated Company being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Designated Company under this Clause 10.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
10.2	Ratification

The Designated Company shall ratify and confirm all things done and all documents executed by any attorney in respect of the Designated Company in the exercise or purported exercise of all or any of his powers.

11.	SECURITY ENFORCEMENT

11.1	Time for Enforcement

If an Enforcement Event has occurred and is continuing, or if a petition or application is presented for the making of an administration order in relation to the Designated Company, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Designated Company or files such a notice with the court or is requested to do so by the Designated Company, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Agreement is immediately enforceable and the Collateral Agent may without notice to the Designated Company or prior authorisation from any court, in its absolute discretion and shall, if so instructed by the Applicable Representative:
(a)	secure and perfect its title to all or any part of the Assigned Property (including transferring the same into the name of the Collateral Agent or its nominee(s)) or otherwise exercise in relation to the Assigned Property all the rights of an absolute owner;

(b)	enforce all or any part of the Lien created by the Designated Company under this Agreement (at the times, in the manner and on the terms it thinks fit) and appropriate, hold, sell, or otherwise dispose of all or any part of the Assigned Property (at the time, in the manner and on the terms it thinks fit);

(c)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on chargees and by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers; and

(d)	collect, recover or compromise, and give good discharge for any moneys paid or payable to the Designated Company under or in respect of the Assigned Property, and enforce (in any way whatsoever including, without limitation, by way of instituting proceedings in the name of the Designated Company) any rights or claims arising or in respect of the Assigned Property.

11.2	Power of sale
(a)	The power of sale or other disposal conferred on the Collateral Agent and on the Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Agreement.

(b)	The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Collateral Agent of its right to consolidate all or any of the Lien created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale which powers may be exercised by the Collateral Agent without notice to the Designated Company on or at any time if an Enforcement Event has occurred and is continuing.
11.3	Assignee’s liability

Neither the Collateral Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Assigned Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Assigned Property for which a mortgagee or mortgagee in possession might as such be liable.

11.4	Right of Appropriation

To the extent that any of the Assigned Property constitutes “financial collateral” and this Agreement and the obligations of the Designated Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Collateral Agent shall have the right if an Enforcement Event has occurred and is continuing to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Assigned Property determined by the Collateral Agent (acting on the instructions of the Applicable Representative) by reference to a public index or by such other process as the Collateral Agent (acting on the instructions of the Applicable Representative) shall select, including independent valuation. The parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

11.5	Statutory powers

The powers conferred by this Agreement on the Collateral Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.
12.	RECEIVERS

12.1	Appointment and Removal

Notwithstanding any other provisions of this Agreement, subject to applicable laws, at any time after having been requested to do so by the Designated Company or if the security created by this Agreement is enforceable in accordance with Clause 11 (Security Enforcement), the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Designated Company:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Assigned Property;

(b)	remove (so far as it is lawfully able) any Receiver so appointed;

(c)	appoint another person(s) as an additional or replacement Receiver(s); or

(d)	appoint one or more persons to be an administrator of the Designated Company.
12.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 12.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes shall be deemed to be the agent of the Designated Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).
12.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Assigned Property.

12.4	Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Designated Company) have and be entitled to exercise, in relation to the Assigned Property, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Designated Company or in his own name and, in each case, at the cost of the Designated Company):
(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Designated Company itself could do or omit to do;

(d)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Principal Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Designated Company) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any Collateral Rights (including realisation of all or any part of the Assigned Property); or

(iii)	bringing to his hands any assets of the Designated Company forming part of, or which when got in would be, the Assigned Property.
12.5	Consideration

The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Assigned Property or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

12.6	Protection of purchasers

No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.
12.7	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

12.8	Delegation

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by English law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

13.	EFFECTIVENESS OF COLLATERAL

13.1	Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any other Secured Party may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of the Assigned Property shall merge into the collateral constituted by this Agreement.

13.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.

13.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.
13.4	No liability

None of the Collateral Agent, its nominee(s) or any Receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Assigned Property or (c) the taking possession or realisation of all or any part of the Assigned Property except to the extent provided in the Principal Finance Documents.

13.5	Implied Covenants for Title
(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Assignment).

(b)	It shall be implied in respect of Clause 3 (Assignment) that the Designated Company is assigning its Assigned Property free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).
13.6	Continuing Lien
(a)	The Lien from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Collateral Agent.

(b)	No part of the security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.
13.7	Immediate recourse

The Designated Company waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Designated Company under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

13.8	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Collateral Agent considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Designated Company under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

13.9	Waiver of defences

The obligations of the Designated Company under this Agreement and the Collateral Rights will not be affected by any act, omission, matter or thing which, but for this Clause 13.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Lien and whether or not known to the Designated Company or the Collateral Agent or any Secured Party including:
(a)	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

(b)	the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over assets of, any Loan Party or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other Lien;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, any Loan Party or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Loan Document or any document or security or of the Secured Liabilities;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured Liabilities; or

(g)	any insolvency or similar proceedings.
14.	INDEMNITY

14.1	Indemnity

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Designated Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Designated Company of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Assigned Property.

14.2	Interest on Demands

Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Designated Company fails to pay under this Agreement.

14.3	Payments Free Of Deduction

Section 2.20 (Taxes) of the Credit Agreement applies to this Agreement, save that, for the purposes of this Agreement, the references in Section 2.20 (Taxes) of the Credit Agreement to “a Loan Party”, “that Loan Party” and “each Loan Party” shall be replaced with “Designated Company”. The exceptions to, and exclusions from, Section 2.20 (Taxes) of the Credit Agreement contained in the Loan Documents (including, without limitation, Schedule 10.03 of the Credit Agreement) apply to the incorporation of Section 2.20 (Taxes) of the Credit Agreement in this Agreement.

15.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement.

16.	OTHER SECURITY INTERESTS

16.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien in case of exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Agreement the Collateral Agent may redeem such prior Lien or procure the transfer thereof to itself.

16.2	Accounts

The Collateral Agent may settle and pass the accounts of the prior Lien and any accounts so settled and passed will be conclusive and binding on the Designated Company.

16.3	Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Designated Company to the Collateral Agent on demand together with accrued interest thereon (as well as before judgment) at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

16.4	Subsequent Interests

If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the Secured Parties at any time receives notice or is deemed to have received notice of any subsequent Lien affecting all or any part of the Assigned Property or any assignment or transfer of the Assigned Property which in either case is prohibited by the terms of this Agreement or the Principal Finance Documents, all payments made by the Designated Company to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Designated Company and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received notice.

17.	SUSPENSE ACCOUNTS

All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit (acting on the instructions of the Applicable Representative) pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Liabilities and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

18.	CURRENCY INDEMNITY

18.1	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provides otherwise.

18.2	If any Secured Liabilities are received from the Designated Company in a currency (“first currency”) other than the currency (“second currency”) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Designated Company’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

18.3	Subject to Section 9.05 of the Credit Agreement and the terms of the Principal Finance Documents, the Designated Company indemnifies each Secured Party against:
(a)	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to Clause 18.2 above being less than the amount due; and

(b)	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Designated Company.

18.4	The Designated Company shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

19.	ASSIGNMENT

19.1	Permitted Successors

The Collateral Agent may assign and transfer all or any of its rights and obligations under this Agreement to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

19.2	Collateral Agent Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

20.	DISCLOSURE

Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Designated Company or any other person and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

21.	WAIVERS AND COUNTERPARTS

21.1	Waivers

No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.

21.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.	LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.	ENFORCEMENT

23.1	Jurisdiction of English Courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	This Clause 23 (Enforcement) is for the benefit of the Collateral Agent only. As a result and notwithstanding paragraph (a) of Clause 23.1, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
23.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Designated Company:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Designated Company of the process will not invalidate the proceedings concerned.
24.	FINANCIAL ASSISTANCE

Without prejudice to the provisions of the Loan Documents, the rights granted by the Designated Company incorporated in Luxembourg under this Agreement shall not constitute a financial assistance pursuant to Article 49-6 of the Luxembourg law dated 10 August 1915 on commercial companies (a “Financial Assistance”), to the extent applicable as at the date of execution of this Agreement, to a private limited liability company incorporated under the laws of Luxembourg, and none of the obligations under or pursuant to the Loan Documents shall be included in the definition of “Secured Liabilities” to the extent that, if they were included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of violation of the prohibition on Financial Assistance (the “Prohibition”) and all provisions hereof will be interpreted accordingly. For the avoidance of doubt, this Agreement shall continue to secure those obligations which, if included in the definition of “Secured Liabilities”, do not constitute a violation of the Prohibition.

THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Designated Company and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1
FORM OF NOTICE OF ASSIGNMENT
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
To:	Closure Systems International (Brazil) Sistemas de Vedação Ltda.
CSI Latin American Holdings Corporation
Closure Systems International (Canada) Limited
CSI Closure Systems Manufacturing de Centro America, Ltda
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Closure Systems International (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Manufacturing and Trading Limited (CSI Hungary Kft.)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Grupo CSI de Mexico, S. de R.L. de C.V.
CSI en Saltillo, S. De R.L. de C.V.
CSI Tecniservicio, S. De R.L. de C.V.
CSI en Ensenada, S. De R.L. de C.V.
Bienes Industriales del Norte S.A. de C.V.
Tecnicos de Tapas Innovativas S.A. de C.V.
Reynolds Consumer Products International B.V.
Closure Systems International B.V.
Closure Systems International (UK) Limited
Closure Systems International Holdings (Spain) S.A.
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited (formerly known as BACO Consumer Products Limited)
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
Southern Plastics, Inc.
CSI Sales & Technical Services Inc.
Reynolds Group Issuer LLC

Reynolds Consumer Products Holdings Inc. Bakers Choice Products Inc. Reynolds Consumer Products Inc. Reynolds Foil Inc. Reynolds Services Inc. Reynolds Group Holdings Inc.
(each a “Company”, together the “Companies”)
Date: _____________
Dear Sirs,
1.	We hereby give you notice that we have assigned to The Bank of New York Mellon (the “Collateral Agent”) pursuant to a security assignment of collateral rights entered into by us in favour of the Collateral Agent dated ______________ (“Assignment Agreement”) all our right, title and interest in to the global loan agreement dated 5 November 2009 between, among others, the Companies (as defined in the Assignment Agreement) as Lenders and Borrowers (as defined therein) (as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time) (the “Contract”), including all monies which may be payable in respect of the Contract.

2.	You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Assignment Agreement) has occurred and is continuing:
(a)	all payments by you to us under or arising from the Contract (the “Payments”) shall be paid to the Collateral Agent or to its order (with a copy to us) as it may specify in writing from time to time;

(b)	all remedies provided for in the Contract or available at law or in equity shall be exercisable by, or at the direction of the Collateral Agent; and

(c)	all rights to compel performance of the Contract shall be exercisable by, or at the direction of the Collateral Agent; and

(d)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Contract shall belong to the Collateral Agent.
3.	For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, the Contract may be performed as normal or otherwise in accordance with its terms.

4.	We shall continue to be solely responsible for the performance of our obligations under or in connection with the Contract.

5.	You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Assignment Agreement) has occurred and is continuing without requiring further approval from us, to provide the Collateral Agent with such information relating to the Contract as it may from time to time request and to send copies of all notices issued by you under the Contract to the Collateral Agent as well as to us.

6.	These instructions may not be revoked while the Assignment Agreement subsists, nor, whilst an Enforcement Event (as defined in the Assignment Agreement) has occurred and is continuing, may the terms of the Contract be amended, varied, waived, terminated or rescinded, without the prior written consent of the Collateral Agent (acting on the instructions of the Applicable Representative).

7.	Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to the Collateral Agent at International Corporate Trust, 101 Barclay Street, 4E New York, N.Y. 10286 marked for the attention of International Corporate Trust.

8.	This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
Terms defined in the First Lien Intercreditor Agreement have the same meaning in this notice.
Yours faithfully,

For and on behalf of Beverage Packaging Holdings (Luxembourg) III S.à r.l
We confirm our agreement to the terms of this notice and instruct you, in accordance with Clause 2 of this notice, and with effect until your date of receipt of any further notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, that:
(a)	the Payments shall be made to the Designated Company (as defined in the Assignment Agreement); and

(b)	all remedies provided for in the Contract (or otherwise available) and all rights to compel performance of the Contract shall be exercisable by the Designated Company, in each case, until you receive written notification from us to the contrary which notice shall not be given unless an Enforcement Event has occurred and is continuing.

For and on behalf of The Bank of New York Mellon

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
Acknowledgement
On copy only:
To:   THE BANK OF NEW YORK MELLON
We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits in and to the Contract and that, during the subsistence of the Assignment Agreement, we will comply with the terms of the notice from the Designated Company (as defined in the Assignment Agreement).
We further confirm that except as permitted under the Principal Finance Documents, we have not claimed or exercised and have no outstanding right to claim or exercise any right of set-off, counterclaim or other right relating to the Payments.
We acknowledge receipt of instructions from you in connection with the assignment of the Contract and confirm that we shall act in accordance with them until we receive written notification from you to the contrary.
For and on behalf of Reynolds Group Holdings Limited acting as Loan Parties’ Agent on behalf of the Companies (as defined in the Assignment Agreement)
By:
Dated:

Designated Company

Signed as a deed by	)
Karen Mower	)	/s/ Karen Mower
as authorised signatory for	)
Beverage Packaging Holdings	)
(Luxembourg) III S.à r.l	)
in the presence of:	)

/s/ Nathan Parker	Signature of witness

Nathan Parker	Name of witness

[________________]	Address of witness

Solicitor	Occupation of witness
The Collateral Agent
THE BANK OF NEW YORK MELLON

Signed by	)
THE BANK OF NEW YORK MELLON	)
)

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
Address:	101 Barclay Street, Floor 4E, New York, NY 10286, USA
Fax:	212-815-5603
Attention:	International Corporate Trust